Exhibit 10.4
THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
February 12, 2008
VP Global Packaging Solutions
3001 Red Lion Road
Philadelphia, PA 19114
     Re: Supply and Lease Terms and Conditions
Dear Renard:
     This letter confirms the agreement between Novavax, Inc. (“Novavax”) and Catalent Pharma Solutions, Inc. (“Catalent”) with respect to certain supply and leasing arrangements between the parties. As we have discussed, Novavax is negotiating a potential sale of the Estrasorb™ product (the “Product”) with Graceway Pharmaceuticals, LLC (“Graceway”) and this letter agreement will be effective upon consummation of that transaction and written notice to Catalent.
1. Changes to Facility Reservation Agreement. Pursuant to that certain Facility Reservation Agreement, dated February 8, 2002, by and between Novavax and Packaging Coordinators, Inc., Catalent’s predecessor-in-interest, Catalent has leased certain real property to Novavax. As of the date hereof, the formal Term of such agreement has expired and Novavax is holding over on a month-to-month basis. Notwithstanding anything to the contrary set forth in such Facility Reservation Agreement, Novavax and Catalent agree that (i) for the period beginning effective January 1, 2008 and ending not later than July 31, 2008 (the “Interim Term”), the Base Monthly Fee (as defined in such agreement) will be [* * *], and (ii) unless Catalent has entered into an arrangement with Graceway (or its designee) for the continued manufacture of Product in the Area (as defined in the Facility Reservation Agreement) prior to May 2008, Novavax, or Graceway, as its designee, will decommission and remove all of its equipment from the Area and will vacate the Area on or before July 31, 2008, when the lease will expire. All other terms and conditions set forth in the Facility Reservation Agreement not expressly modified herein will continue in full force and effect.
2. Interim Supply. The Term (as defined therein) of the Supply Agreement dated March 22, 2001 between Novavax, Inc. and Packaging Coordinators, Inc., Catalent’s predecessor-in-interest, was for two years and it has been extended month-to-month by agreement of the Parties. During the Interim Term (January 1, 2008 to July 31, 2008), Catalent will supply Novavax with [* * *] lots of (each of approximately [* * *] months of therapy – 56 pouches of 1.74 grams of Estrasorb) finished Product pursuant to the terms of this letter agreement, the Supply Agreement and other terms and conditions to be agreed upon by the parties in individual purchase orders,

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
which shall be consistent with the terms and conditions applicable to Novavax’s current purchase of Product. Such purchase orders will provide for a flat packaging price of [* * *] per pouch of Product. During the Interim Term, Novavax may submit purchase orders for [* * *] packaged manufacturing lots of Product (see Exhibit A, Supply Schedule). In addition, the terms set forth in the Quality Agreement between Novavax and Cardinal Health PTS, LLC, dated May 28, 2007 (a copy of which is attached hereto as Exhibit B), will govern such supply and any related testing, release, and communication procedures for the Product. Due to the terminal nature of this project, any components or raw materials purchased by Catalent consistent with requirements but not utilized in the [* * *] lots, will be for Novavax’ account. If formal agreement is not reached between the Parties regarding an extension of the Supply Agreement beyond the Interim Term, the Supply Agreement shall expire on July 31, 2008. All other terms and conditions set forth in the Supply Reservation Agreement not expressly modified herein will continue in full force and effect.
3. Other Terms. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement and all information disclosed under this agreement will be deemed to be “Confidential Information.” Novavax and Catalent agree to exclude applicability of the United Nations Convention on Contracts for the International Sale of Goods. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware in the United States of America, without respect to the laws that might otherwise govern under applicable principles of conflicts of laws. This letter agreement may not be modified except in a writing signed by each party. No failure or delay by any party in enforcing this letter agreement shall be construed as a waiver, nor shall any waiver be effective, unless expressly set forth in a writing executed by the parties.
     If the foregoing is acceptable to you, please countersign this letter agreement to indicate your agreement.

Very truly yours,

NOVAVAX, INC.

By:	/s/ Raymond J. Hage, Jr.

Raymond J. Hage, Jr.
SVP Commercial Operations
Agreed and accepted:
[_Catalent Pharma Solutions, Inc.__]

By:	/s/ Tracy Tsuetaki

Name:	Tracy Tsuetaki
Title:	Group President — Packaging Services

2